Exhibit 8.1
SUBSIDIARIES AND VARIABLE INTEREST ENTITIES OF THE COMPANY

PLACE OF INCORPORATION
1.	China Real Estate Information Corporation	Cayman Islands
2.	China Online Housing Technology Corporation	Cayman Islands
3.	E-House Real Estate Asset Management Ltd.	Cayman Islands
4.	E-House & Cityrehouse Real Estate Consultancy Ltd.	British Virgin Islands
5.	E-House & Cityrehouse Real Estate Development Ltd.	British Virgin Islands
6.	E-House Real Estate Ltd.	British Virgin Islands
7.	CRIC (China) Information Technology Co., Ltd.	British Virgin Islands
8.	E-House International Real Estate Agency	Hong Kong
9.	China Online Housing (Hong Kong) Co., Limited	Hong Kong
10.	Shanghai Cityrehouse Real Estate Agency Ltd.	PRC
11.	Tianjin E-House Jinyue Real Estate Agency Co., Ltd.	PRC
12.	Shanghai Real Estate Sales (Group) Co., Ltd.	PRC
13.	Shanghai CRIC Information Technology Co., Ltd.	PRC
14.	Shanghai Tian Zhuo Advertising Co., Ltd.	PRC
15.	Shanghai Dehu PR Consulting Co., Ltd.	PRC
16.	Shanghai SINA Leju Information Technology Co., Ltd.	PRC
17.	Beijing Yisheng Leju Information Services Co., Ltd.	PRC
18.	Shanghai YiHan Investment Management Consultants Co., Ltd.	PRC